Exhibit 32.1

Certification*

In connection with the Quarterly Report of Cleveland BioLabs, Inc. (the “Company”) on Form 10-Q for the quarter ending September 30, 2014, as filed with the Securities and Exchange Commission on the date hereof (the “Quarterly Report”), pursuant to the requirement set forth in Rule 13a-14(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Section 1350 of Chapter 63 of Title 18 of the United States Code (18 U.S.C. §1350), Yakov Kogan, Chief Executive Officer of the Company, and C. Neil Lyons, Chief Financial Officer of the Company, each hereby certifies that, to the best of his knowledge:

1.	The Quarterly Report fully complies with the requirements of Section 13(a) or Section 15(d) of the Exchange Act, and

2.	The information contained in the Quarterly Report fairly presents, in all material respects, the financial condition and results of operations of the Company for the period covered by the Quarterly Report.

Dated: November 10, 2014	By:	/s/ Yakov Kogan
Yakov Kogan
Chief Executive Officer
(Principal Executive Officer)

Dated: November 10, 2014	By:	/s/ C. Neil Lyons
C. Neil Lyons
Chief Financial Officer
(Principal Financial Officer)

*	This certification accompanies the Quarterly Report to which it relates, is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference into any filing of Cleveland BioLabs, Inc. under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (whether made before or after the date of the Quarterly Report), irrespective of any general incorporation language contained in such filing.